Exhibit 99.1

DecisionPoint Systems Reports Financial Results for the
First Quarter 2013

IRVINE, CA (May 16, 2013) … DecisionPoint™ Systems, Inc. (OTCBB: DPSI), a leading provider and integrator of Enterprise Mobility and Wireless Applications and RFID solutions, today reported financial results for the first quarter ended March 31, 2013.

Highlights of the First Quarter 2013

•	Launched new sales, marketing initiative and dedicated team to accelerate move into enterprise mobile software, software subscriptions and professional services.
•
Selected by Mission Linen to create a comprehensive, paperless mobile customer interface program for all operations including delivering, invoicing, ordering, real-time communications and customer support.

•	Created partnership with Worldlink Integration Group to provide broader range of services and technologies to support retail and enterprise clients.
•	Appointed as an Apple Authorized Reseller.
•	Added Apple iOS® mobile operating support for the Company’s proprietary APEXWare™ Field Service software product.
•	ContentCentral™ released on Android and certified on six different Android tablets.

First Quarter 2013 Results

Revenue was $13.8 million, compared to $17.8 million for the same period a year ago and $17.4 million for the fourth quarter ended December 31, 2012. The decrease from both the same period in the prior year and the prior quarter was attributable to a reduction in hardware sales. This reduction was primarily as a result of delays in delivery of hardware due to upgrades in Apple’s iOS operating system and the delivery of custom software applications combined with fewer customers implementing new technologies or updating systems during the period. Partially offsetting the decline in hardware sales was an increase in professional services and proprietary software revenues.

Gross profit was $2.8 million, compared to $3.8 million for the same period of 2012 and $3.7 million for the fourth quarter of 2012. Gross profit margin was 20.5%, compared to 21.1% for the same period a year ago and 21.2% for the fourth quarter of 2012. The decrease in gross profit percentage from both the same period in 2012 and the prior quarter is directly due to amortization of intangible software assets, classified as part of cost of goods sold, offset by the lower volume of hardware sales which carry a lower gross margin. In the fourth quarter of 2012, the amortization of intangible software assets was a component of Selling, general and administrative expense.

Selling, general and administrative expenses were $5.0 million, compared to $3.8 million for the same period of 2012, and $5.0 million for the fourth quarter of 2012. The year-over-year increase was attributable to SG&A costs of the acquired APEX and Illume businesses, an increase of $0.4 million in sales headcount related expenses and professional service fees, mainly accounting, tax and capital raising costs of $0.3 million.

As a result, the operating loss was $2.2 million, compared to an operating loss of $0.1 million for the same period a year ago and operating loss of $1.3 million in the fourth quarter of 2012.

Net loss attributable to common shareholders was approximately $2.3 million or $(0.27) per share, compared to a net loss of $0.5 million, or $(0.06) per share, in the same period a year ago. Net loss was $1.6 million during the fourth quarter of 2012, or $(0.19) per share.

“We continue to be in a period of transition, shifting from a hardware value-added reseller to a provider and integrator of enterprise systems and software services in the rapidly growing mobile data market for retail, warehousing and logistics industries,” said Nicholas Toms, CEO of DecisionPoint. “That process, along with the ongoing integration of our major acquisitions in 2012, flattened our top-line revenues in the short term, but bodes well for our long-term success. In our Mission Linen account, for instance, after we successfully delivered the initial software order in the first quarter, we were awarded a further software contract which the customer required to be completed before rollout of the enterprise wide system. Thus we now expect approximately $2 million in revenues in the late second and third quarters of this year. Additionally, a change in Apple’s iOS operating system pushed out $2.2 million of customer revenues until later in 2013.

“Given the fact that our sales and services pipeline remains very strong, we remain very excited about our new strategic initiatives and the acceptance in the marketplace of our field mobility solutions,” Toms continued. “Our retail, warehouse and distribution segments continue to expand, giving us confidence that double-digit revenue growth will return as 2013 progresses. We expect second quarter revenues in the range of $16.5 million to $18 million.”

About DecisionPoint™ Systems, Inc.
DecisionPoint Systems, Inc. delivers improved productivity and operational advantages to its clients by helping them move their business decision points closer to their customers. They do this by making enterprise software applications accessible to the front-line worker anytime, anywhere. DecisionPoint utilizes the latest wireless, mobility, and RFID technologies.

For more information on DecisionPoint Systems visit www.decisionpt.com

Forward Looking Statements
Under The Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Act of 1995. Forward looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectation.

Contacts:
DecisionPoint Systems, Inc.
Nicholas R. Toms
Chief Executive Officer
(973) 489-1425

Allen & Caron, Inc.
Rudy Barrio (investors)
r.barrio@allencaron.com
(212) 691-8087
Len Hall (media)
len@allencaron.com
(949) 474-4300

- Financial Tables Follow –

DECISIONPOINT SYSTEMS, INC.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31,	December 31,
	2013	2012
ASSETS
Current assets
Cash	$335	$1,103
Accounts receivable, net	10,571	12,287
Due from related party	198	202
Inventory, net	1,458	811
Deferred costs	4,028	3,955
Deferred tax assets	48	48
Prepaid expenses and other current assets	650	302
Total current assets	17,288	18,708

Property and equipment, net	163	179
Other assets, net	171	205
Deferred costs, net of current portion	1,981	2,124
Goodwill	8,518	8,571
Intangible assets, net	5,463	6,023
Total assets	$33,584	$35,810

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$10,023	$11,080
Accrued expenses and other current liabilities	3,793	2,895
Lines of credit	3,107	3,430
Current portion of debt	1,863	1,800
Due to related parties	-	1
Accrued earn out consideration	1,164	1,186
Unearned revenue	7,664	7,409
Total current liabilities	27,614	27,801

Long term liabilities
Unearned revenue, net of current portion	2,700	2,883
Debt, net of current portion and discount	3,294	2,922
Accrued earn out consideration, net of current portion	156	159
Deferred tax liabilities	1,055	1,078
Other long term liabilities	83	80
Total liabilities	34,902	34,923

Commitments and contingencies	-	-
	-	-
STOCKHOLDERS' EQUITY
Cumulative Convertible Preferred stock, $0.001 par value, 10,000,000 shares authorized, 1,105,155 and 1,105,155 shares issued and outstanding, including cumulative and imputed preferred dividends of $427 and $347, and with a liquidation preference of $8,824 and $8,758 at March 31, 2013
and December 31, 2012, respectively	7,450	7,370
Common stock, $0.001 par value, 100,000,000 shares authorized,
9,300,439 issued and 9,146,556 outstanding as of March 31, 2013,
and as of December 31, 2012	9	9
Additional paid-in capital	16,138	16,132
Treasury stock, 153,883 shares of common stock	(205)	(205)
Accumulated deficit	(23,997)	(21,674)
Unearned ESOP shares	(732)	(767)
Accumulated other comprehensive income	19	22
Total stockholders’ equity	(1,318)	887
Total liabilities and stockholders' equity	$33,584	$35,810

DECISIONPOINT SYSTEMS, INC.
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2013	2012

Net sales	$13,772	$17,810

Cost of sales	10,948	14,057

Gross profit	2,824	3,753

Selling, general and administrative expense	5,033	3,835

Operating loss	(2,209)	(82)

Other expense:
Interest expense	226	142
Other income, net	(6)	(29)
Total other expense	220	113

Net loss before income taxes	(2,429)	(195)

Provision (benefit) for income taxes	(327)	42

Net loss	(2,102)	(237)

Cumulative and imputed preferred stock dividends	(220)	(222)

Net loss attributable to common shareholders	$(2,322)	$(459)

Net loss per share -
Basic and diluted	$(0.27)	$(0.06)

Weighted average shares outstanding -
Basic and diluted	8,620,807	7,392,441

Comprehensive loss	$(2,105)	$-

DECISIONPOINT SYSTEMS, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months ended March 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(2,102)	$(237)
Adjustments to reconcile net loss to net cash
(used in) provided by operating activities:
Depreciation and amortization	502	160
Amortization of deferred financing costs and note discount	54	38
Employee stock-based compensation	5	21
Non cash interest income	-	(17)
ESOP compensation expense	35	33
Deferred taxes, net	-	4
Allowance for doubtful accounts	21	-
Loss on disposal of property and equipment	4	-
Changes in operating assets and liabilities:
Accounts receivable	1,686	3,414
Due from related party	-	-
Inventory, net	(647)	(258)
Deferred costs	70	(12)
Prepaid expenses and other current assets	(259)	82
Other assets, net	-	4
Accounts payable	(1,056)	1,254
Accrued expenses and other current liabilities	763	(585)
Due to related parties	-	38
Unearned revenue	87	(945)
Net cash (used in) provided by operating activities	(837)	2,994

Cash flows from investing activities

Purchases of property and equipment	(9)	(11)
Net cash used in investing activities	(9)	(11)

Cash flows from financing activities
Repayments from lines of credit, net	(320)	(2,424)
Proceeds from bank term loan	1,000	-
Repayment of debt	(483)	(250)
Paid financing costs	(118)	(100)
Dividends paid	-	(82)
Net cash provided by (used in) financing activities	79	(2,856)
Effect on cash of foreign currency translation	(1)	-
Net increase (decrease) in cash	(768)	127
Cash at beginning of period	1,103	366
Cash at end of period	$335	$493

Supplemental disclosures of cash flow information:
Interest paid	$293	$180
Income taxes paid	16	43

Supplemental disclosure of non-cash financing activities:
Accrued and imputed dividends on preferred stock	$220	$222

Non-GAAP Financial Measures
To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA). The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below:

	Three months ended March 31,
EBITDA Calculation -	2013	2012

Net loss	$(2,102)	$(237)
Depreciation and amortization	502	160
Interest expense	226	142
Taxes	(327)	42

EBITDA	$(1,701)	$107

Adjusted EBITDA Calculation -
EBITDA	$(1,701)	$107
Adjustments:
Employee stock-based compensation	5	21
ESOP compensation expense	35	33
Deferred taxes, net		4
Other		(31)
Financing/acquisition costs	642	360

Adjusted EBITDA	$(1,019)	$494